EXHIBIT 99.2

Operator

Good afternoon ladies and gentlemen. And welcome to the Tarantella third quarter 2004 earnings conference call. My name is Patrick, and I will be your coordinator today. (Operator Instructions). I would now like to hand the call over to Mr. Joe Vitetta, Corporate Secretary. Please go ahead, sir.

Joseph Vitetta - Tarantella—Corporate Secretary

Thank you Patrick. Before we begin, I would like to remind you that this is a conference call that will contain forward-looking statements, including statements related to the Company’s expectations regarding demand for its product offerings; the anticipated growth of its customer and distribution base; anticipated benefits of its strategic relationships; the sufficiency of its cash position; its ability to grow revenues and reach profitability; and its expectations relating to the registration of shares on Form S-1, and approval of the NASD Bulletin Board application.

These forward-looking statements are based on current expectations that involve risks and uncertainties. The Company’s actual results may differ materially from the results discussed in the forward-looking statements. Factors that may contribute to such differences include, but are not limited to, changes in customer plans; changes in the Company’s strategic relationships and opportunities; the impact of competitive products; the Company’s ability to achieve revenue growth, control expenses and achieve profitability; general market conditions; certain approvals by the SEC and the NASD; and other risks detailed from time to time in the Company’s SEC filings, including its filings on Forms 10-Q and 10-K.

The Company does not intend to update or revise any of the forward-looking statements made in this call, whether as a result of events or circumstances after the date of this call or to reflect the occurrence of unanticipated events.

I would like now to turn the call over to the Tarantella’s Chief Executive Officer, Frank Wilde. Frank, please go ahead.

Frank Wilde - Tarantella—Chief Executive Officer

Good afternoon everyone, and welcome to today’s conference call. Joining me today is John Greeley, Tarantella’s CFO. By now, I trust you have had the opportunity to review today’s news releases announcing Tarantella’s third quarter financial results, and a number of other announcements regarding customers and products.

I would like to begin today’s call by discussing the Company’s third quarter achievements. Then, John will review the financial results. And I will close with a review of our strategic direction.

During last quarter’s conference call, I discussed a number of steps we had taken to put Tarantella on a growth path to becoming a profitable Company. And I outlined the strategic initiatives we were going to pursue to meet that objective.

I’m happy to report that our progress thus far is better than I had expected. As you all know, there are no shortcuts to success. This is extremely hard work, due to the competitive environment. And as I said last quarter, we expect our financial results to be somewhat lumpy as our efforts gain traction. But we have made significant progress, putting the foundation in place for solid growth and profitability over the next year.

Our goals for the third quarter were to continue closing large customer agreements while expanding the overall roster of customers; improving our operational efficiencies to accelerate our time to profitability; sign a few significant OEM partnerships; and leverage our position in the Linux space. In addition, we also wanted to maintain a focus on our customers’ overall success. Let’s look at the results.

We signed several large accounts with customers like Verizon and the Department of Defense. We expanded deployments of Free-scale, a division of Motorola, that enables them to connect their globally deployed developers to a single array in Austin, Texas.

And we added a number of new customers, such as Ford Motor Company, Hill Air Force Base, Dow Corning, Forte Communications and LSI Logic. In addition, we also had a contribution from a number of current customers, such as Northrop Grumman, Bank of America, Edge Technologies, GTSI as a reseller, Methodist Hospital, Blackrock, T-Mobile, Deutsche Telekom, and Harris Corp.

Driving this customer success was a series of initiatives we launched in the quarter, with our partners, that leveraged our new marketing and distribution programs. We ended the quarter with approximately 7 to 10 customers who are evaluating major purchases over the next 2 quarters.

We started the quarter by launching our new corporate identity and re-launched our products, creating the Secure Global Desktop family of products. We also launched our new Terminal Services Edition business model and opened our Web store.

Finally, we initiated an aggressive PR campaign to trumpet our new announcements and give our partners some muscle and credibility as they go out and help expand our market position. We’ve also implemented a number of creative new programs that gave us excellent visibility.

In our competitive environment, simply trying to be a similar — a smaller version of Citrix will not get us very far. We need to be innovative. We need to grab attention, and inform of customers that there is an easier, more cost-effective way of doing business than they are accustomed to.

That’s part of the thinking behind our new licensing model for the TSE product. This is not the old dot.com trick, where we sell everything below cost but make it up in volume. Our biggest challenge is to gain a critical mass of customers installing our software, because once they install it and see the performance and cost advantages it brings, they sign on for the long-term. And we capture a lifetime customer and the associated maintenance revenue stream.

As you may already know, Tarantella has over 12,000 customers. And we focused our current efforts on supporting those customer requirements, so that they can continue to — so that we can continue to serve them for a long time.

The opportunity in our current customer base is enormous, and has tremendous potential for future expansion. These customers want to expand. But they demand that our offerings are flexible, affordable, technologically superior and enterprise-class.

We signed a number of distribution partnerships in the quarter. In Italy, we signed a bundling partnership with Microsoft and EspritNet (ph), which offers a tremendous value proposition for Microsoft’s customers. The core Microsoft product does not meet many customers’ advanced requirements for security, powerful administration tools and load balancing.

Previously, many of those customers would settle for Microsoft’s core product and its limitations, because adding Citrix’s metaframe is an extremely complex and expensive proposition. With our TSE product, they get all the security, easy administration tools and multi-server load balancing, all in an extremely easy-to-use package.

In fact, TSE is so simple it’s able to be sold from our online store. The bundle with Microsoft makes TSE even easier. Now, customers not only get an easy-to-use product, but they have the easiest way to purchase it as well. We fully expect to expand this bundled offering on a global basis.

Additionally, we announced today a distribution relationship with Morse PLC in the UK. They are a major pan-European company that distributes IBM, Sun, and HP products to datacenter customers, and have chosen to represent Tarantella in the UK.

This is a significant relationship, because it partners us with a very large organization that has a very attractive base of customers who need our solutions. They are also a very experienced, capable company that enables us to leverage our offerings all across Europe and sell to their existing customer base. This relationship expands our reach and adds emphasis to our business development initiatives at IBM, Sun, HP, Novell, and Red Hat.

It also establishes the kind of strategic relationship we want to create with other partners around the world who can assist us with large-scale implementations in the Global 2000 accounts. We are working on additional distribution partnerships just like this one in other areas around the world. And I hope to be able to discuss them with you in the future.

On the technology side, we are focused on OEM relationships because of the significant distribution benefits they offer. In this quarter, we are focused on expanding and creating new relationships with IBM, Sun, Novell, a number of SSL VPN partners, and a few select OEM companies.

We had significant achievements with IBM in the quarter, and completed sales at a number of customers that will be announced in the future. One significant announcement that was completed in June was the customer deployment at the State of Mississippi Homeland Security project. This announcement is especially significant because of what we’re doing — what it is doing from the Homeland Security standpoint, but also because it represents the kind of value IBM, Novell, and Tarantella bring to a customer.

We are particularly well-aligned within IBM because of our shared focused on the Linux market, and because many of IBM’s largest customers represent significant potential future opportunities. The technology solution deployed in Mississippi can be replicated in every IBM customer worldwide.

The applications solution can also be replicated in all 50 states in the United States. Our business development team is also working with IBM — continuing to look for other ways to expand our relationship with IBM, with the goal of establishing a formal distribution relationship in the future.

At Sun, we recently became a member of the Sun iForce Connect program that allows us to embed our products into their 2 plus 2 plus 2 selling program. This is part of a multi-part program within Sun, where we work together with them in their selling efforts worldwide.

Sun is working through a competitively challenging market for them. But even as they do that, their desktop liberation strategy can leverage Tarantella solutions and drive a significant amount of revenue for us. Currently, we’re working with many Sun teams around the world, and are in the process of training, account planning, and joint selling. We have high hopes for this relationship.

We also have business development initiatives going on in many of the SSL VPN companies, the Linux operating system companies, the thin client companies, and Hewlett-Packard. As we have successes with these partners, we will be announcing them.

Today we’ve also announced two new OEM deals, with Devon IT and Edge Technologies. Devon IT has already had a number of customer successes in China, selling Tarantella solutions with IBM systems. This is an exceptional example of how IBM, Tarantella, an OEM partner and a thin client partner can rapidly deploy secure access solutions in very large accounts.

One of their customers is a very large bank that has over 100,000 employees, and has implemented our combined solution that allows the employees the ability to access a wide variety of applications using Tarantella’s enterprise solution. It is Devon IT’s plan to expand — sell this solution to other customers in China, and then expand internationally.

Edge Technologies will be incorporating Secure Global Desktop Enterprise Edition into their Edge and Portal solution. And Portal will dramatically integrate information from Enterprise Edition with other applications, and present the results in a secure, personalized portal page. This functionality is critical to customers in the government sector, where data security is paramount.

Finally, on the operating efficiencies side of the business, we continued to make progress. One of the first things we did at Tarantella was to completely clean up our financial statements and maintain compliance with the SEC. An application with the NASD has — for listing on the bulletin board — has been filed. And John will discuss more on that topic with you momentarily.

We have improved our internal processes and streamlined all activities associated with customer interactions in order for us to have better visibility to customer requests, orders, and opportunities. Sometimes the rebuilding phase of company’s history is described as running in water. We have all the right things moving forward. But you have to wait for the final results.

Our team has shown tremendous commitment, dedication and fortitude as we continue to reposition Tarantella for a return to profitability. After John reviews the third quarter financials, I will be back to discuss with you our strategy for success.

John Greeley - Tarantella—CFO

Good afternoon everyone. Today we report the financial results for our fiscal third quarter of 2004 — revenue of $2.6 million; a loss from operations of $4.4 million; a net loss of 3.7 million, or a loss per share of 13 cents. The third quarter revenue of $2.6 million was a decrease of 16 percent from the prior quarter, and 30 percent from Q3 of the prior year.

The Company generated 27 percent of its revenue on a direct basis, an increase of 2 percent from last quarter, although the remainder of revenue was generated from its channel partners. The breakdown of total revenue by type is as follows. Our license revenue was $1.6 million, or 50 percent of revenue, a sequential decrease of $584,000 in Q2. Service revenue of $1 million was 40 percent of revenue — increased 8 percent sequentially.

License revenue by product line was as follows — enterprise revenue was $1.1 million, or 71 percent of total license revenues, a 35 percent decrease from the prior quarter. The decrease in this product line revenue was attributed to several loss transactions that postponed the purchasing decision to a later date.

TSE license revenue was $58,000, or 4 percent of total license revenue — a 67 percent decrease from the prior quarter. This decrease in license revenue was driven by the go-to-market strategy rollout for TSE on May 10th. This strategy funnels a free license with the purchase of 2 years of maintenance.

Accordingly, license revenue will no longer be a good indicator of activity for this product, since the revenue generated from this project product will be service revenue in the future. We have some early indications that our strategy may be successful, since the number of TSE license fees grew 52 percent sequentially this past quarter.

CID revenue was $354,000, or 23 percent of total license revenue — a 41 percent increase in revenue from the prior quarter. The sequential increase was driven by our buy-out transaction with one OEM customer. Other license revenue was $38,000, or 2 percent of total license revenue.

Revenue by region is as follows. North American revenue was $1.4 million, or 54 percent total revenues — up from 51 percent in the prior quarter. International revenue was $1.2 million, or 46 percent of total revenue. This is down from 49 percent of revenue in the prior quarter.

Gross margin for Q3 was $2 million, or 75 percent of revenue — 6 percent lower than the prior quarter. The decrease is primarily due to lower sequential revenue.

Operating expenses for the quarter were $6.4 million, compared to $6.1 million in the prior quarter. This 5 percent sequential increase is due primarily to higher expansion in the sales and marketing function during the quarter, through a focus on strategic OEM accounts and large enterprise customers, and to re-launch the Secure Global Desktop family of products.

Loss from operations for the second quarter was $4.4 million, compared to 3.5 million in the prior quarter. Other income for the quarter increased significantly over the prior sequential quarter, due to the gain on the sale of the Rainmaker shares of $718,000. The net loss for the quarter was $3.7 million, or a loss per share of 13 cents — essentially flat when compared to a net loss of $3.7 million or 18 cents per share in the second quarter. The reason for the smaller per share loss this quarter is that the average shares outstanding for the quarter increased to 27.4 million shares, from 20.2 million in the prior quarter.

Some comments concerning the balance sheet are as follows. Cash and cash equivalents at June 30th were $13.5 million, a decrease of $3 million from March 31. The primary use of cash during quarter was 3.7, used to fund operations.

Accounts receivable at the end of the quarter were $1.7 million, 1.5 million lower than Q2. The quality of our receivables remains strong, with 39 percent of total receivables classified as current, compared to 88 percent in the prior quarter. A few delinquent European accounts at the end of Q3 were paid early in July. These subsequent payments are factored into the Company’s delinquency calculation — 88 percent of the total receivables we then classified as current.

The calculation for days-sales-outstanding, or DSOs, for the quarter was 57 days. This compares to 71 days for the prior quarter. This unusually low DSO result is attributed to lower sequential revenue number used in the calculation. I’ll expect that DSOs will return to a higher level in the fourth fiscal quarter.

For our shareholder information, it’s been noted that an application to trade the Company’s shares on NASDAQ’s bulletin board was filed approximately 30 years ago. We’re hoping that the application will be favorably received and will be approved in the next few weeks.

Also, the Company filed with the SEC a Form S-1 on May 24th to register shares previously issued by the Company. On June 24th, the Company — on June 24th, the SEC issued a comment letter to the Company. Only one comment to relates to our financial statements and the other comments were seeking additional information on individual investors whose shares are to be registered.

On July 19th, the Company responded to that letter and also filed an amendment — and amended Form S-1. We’re hopeful the SEC will review our amended S-1 in the next few days, while the registered statements become effective. Thank you. And at this time I’ll turn the call back over to Frank.

Frank Wilde - Tarantella—Chief Executive Officer

Thanks John. Now that John has reviewed with you the financials, let me review with you how we have progressed from our current level of performance to profitability.

If you look at the entire value chain in our industry, the mainframes, servers, to the network vendors, on to thin-clients, you can gain an appreciation that are self resolution adds value to each and every company’s component of the total infrastructure solution.

We’ve decided to focus on a few key partners in each segment of this ecosystem, and create significant working relationships, joint go-to-market strategies and selling solutions that will leverage each company’s functionality and value to the end customer.

We’re also leveraging customer successes that have been announced, to improve our ability to build relationships with our large partners. Our future success will be based on our ability to achieve top line revenue growth by executing the following elements of our strategy — expand current customer deployments; expand distribution relationships; partner with OEMs; enhance the value of our products and service offerings and leverage industry initiatives. Let me discuss our plans in each area.

To expand current customer installations — I consider this job 1 at Tarantella. We have 12,000 customers who have purchased from Tarantella in the past. Today, they have good reason to list us as on the top of their list of partners they rely on to deliver compelling solutions that enable them to run their businesses.

It’s the primary focus of our sales efforts to reinvigorate relationships with all of our large customers and grow our market position. Our plans in this area include selling through our historical sales channel and expanding customer wins by selling with our new OEM partners and global partners like Morse in the UK.

We’re also working to leverage our current install base, and expand the number of customers that are part of our major account program by working with the IBM and Sun account teams that understand our value to their customers.

The expanded distribution relationships — I spoke about a few of the new partnerships that we were able to establish last quarter. Just as with our customers, we have an extensive community of distribution partners around the world who are making good progress in developing the capability to deliver solutions based on Tarantella products. And today, more of those partners are committed to our success.

It’s vitally important for us to work with those partners to help them meet their customers — to meet our joint customer needs and sell our products efficiently. To accomplish this task, we’re continuing to provide marketing programs, Web-based programs, inside sales support, PR programs, quarterly incentives, and an entry point into our major account program for the customers who meet the necessary volume levels.

If we can add more strategic partners like those discussed today, and reengage our partner ecosystem, we will accelerate our growth and profit plans.

Partnering with OEMs — I talked about Devon IT and Edge. Our OEM strategy is designed to seed the market with Tarantella products — with the Tarantella product solution in a short time period. From both the software and hardware side, these relationships offer some of the greatest market leverage opportunities on a business model.

You can expect us to keep focusing on expanding this program and looking for alternative ways to leverage this channel. Our business development efforts are focused on all of the system suppliers, such as IBM, Sun, HP, and Dell, and also Siemens — along with the SSL VPN suppliers, such as Juniper, Checkpoint, Avondale and Nick Tele (ph); the thin client suppliers, such as Star, Wise, and Neoware; and the Linux operating system companies, such as Novell and Red Hat, to leverage all of our efforts and increase sales.

We continue to work to identify and close new partners who have the systems integration expertise and organization to leverage our solution, to gain momentum in these markets, and increase revenue.

Enhance the value of our products and service offerings — some of the steps we’ve taken here are obvious, like our licensing model and the re-launch of our Secure Global Desktop family. When you are sitting in our place at the competitive table, your main advantages is your ability to be innovative with products and services. Simply put, we can change the way we do business to meet our customers’ needs much faster than any larger competitor.

Next week is Linux World, so I won’t spoil our PR team’s efforts by pre-announcing any of our news there. But suffice it to say that you can expect to see a series of announcements from us around our products and our partnerships.

I will remind you, though, that we announced additional products 2 weeks ago, when we announced our Terminal Service Edition 4 product. And in a related announcement today, we announced an RDP client product for Linux desktops, which will be the first commercially-supported RDP client available under license for Microsoft.

That leads to our final strategic point, which is to leverage industry initiatives. The Linux market is expected to grow from about $5 billion in revenue in 2004 to approximately 10 billion in revenue in 2008. This past quarter, more than half of our business came from our Linux solution. The Linux movement is creating a very exciting time for our industry. And it’s a movement driven by industry giants.

We don’t need to try and drive our own vision into the market. We will do much better, and gain tremendous leverage, by aligning our Company with the multi-billion dollar companies like IBM who are driving this huge opportunity. Our goal is to ensure that these giants understand that we provide the best Linux solution, and a tremendous value proposition to customers — and are a Company that they can rely on to be a great partner.

For those of you attending Linux World Conference at the Mosconi Conference Center in San Francisco next week, we will be in booth 677. And we will also be working directly with both IBM and Sun at the show, and will be presenting in the Sun booth. In fact, Tarantella will be celebrating its fifth year of delivering Linux solutions along with our partners at this event.

So in summary, let me say that we are committed to achieving the top line growth and profitability. The results that I discussed with you today represent the tip of the iceberg, in terms of opportunity for us to grow. An order for us to accelerate our growth and achieve profitability, though, we have to continue to maintain the great relationships we have with our channel partners, while we ran up these other significant partnerships that I have spoke about today.

From a customer standpoint, the market for these solutions continues to be enormous. And the amount of business that’s necessary for Tarantella to be successful is infinitesimal compared to the market opportunities. Our strategy will enable us to leverage this select number of partners and a variety of customer solutions, and positions us right in the center of these large companies’ emphasis programs for this year and next.

Now it comes down to us, and our daily performance, and ability to work with our partners and deliver our solutions versus competitors. Everyone at Tarantella knows that partnerships and strategic sales initiatives take time to gain traction, especially in the current competitive environment. But we also know that the value we bring to customers will enable us to build a sustainable Company.

I expect in next few quarters that we’ll continue to sign new partners and add new customers, and continue to make excellent progress in the implementation of this strategy. I also expect that given our size, and the effect that one or two customer contracts can have on our results, our revenues will continue to have variations associated with these large customer opportunities, and not be truly indicative of the progress we are making.

I would ask each of you to look as this at this investment as a long-term investment that has a very different investment profile than your other public investments. Over the long-term, our success will certainly be judged by our top line and our earnings.

In the short-term, we’re going to continue to work with our largest customers and partners, and invest in the business to take advantage of our strategic position and capitalize on the opportunity we see for the future. In closing, I will repeat 4 things that you can expect from us.

Number 1 — we will be working to close large customer agreements that demonstrate that our customers appreciate the value we bring to them. Number 2 — we will be competing every day to work with our existing and new partners to attract new customers to Tarantella. We will improve the efficiency of the Company, so that we can reduce our cost structure and get to profitability. We will be implementing the strategy in a very determined way and that (sic) every member of our team is focused on our success — on our customer successes.

I believe we have the team to make this happen, and hope that this call was helpful to each and every one of you to obtain an update as to our progress toward our goal. I want to thank each and every one of you for being a part of the conference call, providing us help and support, and we will now open up for questions that you may have.

QUESTION AND ANSWER

Operator

(Operator Instructions). Tom McDonald, private investor.

Tom McDonald Analyst

A question for you — this isn’t — my question is in relationship to the Mississippi deal. I’ve seen some press releases from Mr. Allen. He seems pretty confident that the three county initiative right now would most likely expand to the entire state. I just wanted to know if you had any information regarding that project, as well as the 911 commission.

In their findings — on page 418, they mentioned that they would like to see a horizontal information sharing system. In other words, all intelligence agencies would have access to other each other’s database. They were looking for permission rights. It seems like it’s a good fit for Tarantella. I just want to know if Andy Bridge or anyone in Washington is researching that to leverage our relationship with the National Security Agency?

Frank Wilde - Tarantella—Chief Executive Officer

Well, Tom, we’re doing a number of things. First of all, if you look at the Mississippi state implementation — as I said earlier, this is a great example as to how IBM, Novell SUSE and us can work together to bring a great technology solution to a customer that can be leveraged across the entire IBM customer base.

The second piece is that the application that they have implemented in Mississippi is also an application that can be used all across the United States. As a result of the press release we made on that success, that press release got picked up on about 35 or so public networks and magazines and newspapers all around the world — I mean, MSNBC — across the board.

In addition to that, that press release got tremendous visibility inside IBM. As a result of that, Sam Palmisano had asked us to meet with a number of the people inside IBM that are pushing IBM Linux initiatives. And next week at Linux World, we’re going to be discussing how to expand not only the visibility of that solution, because if its Homeland Security, implications, but also because of the way it can help all the different agencies around the United States be able to replicate that solution.

So far, we’ve had 5 specific states come to us and say they want to replicate that solution. We expect that after Linux World next week, there will be initiatives in a number of states beyond the 5 that want to replicate that same solution. Now is far as the 911 commission, we have not reviewed that aspect of it. But given your input, we will go take a look at it and see what we can do to leverage that report.

I can tell you that in addition to Andy Bridge in Washington, we have created internally in Tarantella an IBM-focused team to go work directly with IBM on a variety of different initiatives — to help them sell their Blade Center products all over the world. And that dedicated team is using the success at Tri-County as the focal point for how we can expand to other places — into IBM customers.

I want to really focus on the fact that a simple installation like Tri-County can be an industry-changing event for a Company like Tarantella, because that technological solution — the way it’s built between IBM, Novell and Tarantella — that solution runs on an IBM server that IBM wants to be able to sell to its entire customer base.

So given that, we’re trying — we’re working through, as I said, to create new ways of working with IBM with the hope of having a long-term distribution agreement. We hope that this success, along with some of the others that we have, will help us to be able to establish with IBM a distribution agreement that could be substantial in terms of revenue growth for the Company.

And if you look at what we’ve done — not only Tri-County, but in the government, in telcos around the world, in China with Devon IT — we have a number of different locations all around the world where IBM looks at the way they work with Tarantella as a key leverage point to be able to deliver servers.

In fact, the Morse agreement that we announced today is another element of our strategy that helps us to leverage our IBM relationship in the UK and also throughout Europe. So I don’t mean to be so long-winded on your answer. But the Tri-County deal ended up being a significant win for this Company — to give us visibility inside IBM, to be able to grow a relationship with IBM, and get IBMers all around the world to be able to say wow, look at how Linux is taking off. And look at how Tarantella is the No. 1 Linux application that can be delivered on IBM products — not only the E-series server, but the X-series server. And also, we will be announcing other capabilities to work with IBM next week at Linux World.

Tom McDonald Analyst

Okay. Thank you very much.

Operator

(Operator Instructions). Brian Swift, Security Research Association.

Brian Swift - Security Research Association—Analyst

Yes, I have a couple of questions. There are some companies in your space who do business with the government that have indicated that government business was relatively soft for the quarter, given a lot of other areas where the money seems to be going these days.

Could you comment a little bit on how your government business has gone kind of sequentially? And then the second part would be — maybe address a little bit of the pipeline that you currently have. And what kind of visibility do you have? Although you said — expect things to be lumpy because of the potential for signing some large deals. How are you doing in terms of the mid-size, blocking and tackling type of accounts?

John Greeley - Tarantella—CFO

So first of all, in terms of government business being soft, definitely the government business was soft last quarter. The reason the government business was soft for us, as well as a number of people, is the fact that according to the organization we’re working with, they were funneling money to the war effort. And they were not funneling money into infrastructure.

However, they know that they have to fund a number of these different projects before the end of the fiscal year in September. So, the projects that we’re working on that we had hoped to close — pardon me last quarter, that didn’t make it last quarter, we see that they’ve made significant progress this month — in the month of July — this quarter. And we’re optimistic that they will come through before the end of the fiscal year.

So from that standpoint, they didn’t make it last quarter. But they will be here this quarter. That adds to the lumpiness. In terms of the pipeline, in our government business alone, the government pipeline is exceptional. What it comes down to is that we have very, very good partners in the government.

We have GTSI as a partner. And we also have a company called Intersect. And both of folks have been doing very well. The Northrop order that we got this past quarter was definitely — reinvigorated our relationship with them. And we expect to see good things coming out of them at places like Hill Air Force Base, the Department of Defense, the State Department, in the Navy, and a number of other locations.

So we feel reasonably comfortable with the government business for this next quarter. In terms of next year in the government business, we don’t have much visibility to how that will play out. In our business in total, in terms of pipeline, I mentioned there are 7 to 10 customers that are currently evaluating very, very large purchases.

What we have done in the past quarter is that we’ve had a number of different companies — that we want to do large-scale implementation plans. The thing that’s driving a lot of our customers right now is all of the virus attacks and all the worm attacks that they are getting on PCs. So, many of our customers are moving to thin client a lot faster than they had expected to before.

So, some of the customers have changed their plans, from installing regular clients in PCs to now looking at thin client opportunities. As a result of that, they are trying to replicate the success that we’ve had at Oracle. When they look at Oracle and then they look at the pricing around thin-clients, and especially the Linux thin-client, they realize they don’t have to pay exorbitant fees to Microsoft and also to Citrix.

So they are taking additional time to evaluate our plans and programs, which is good for us, because previously, we were not in these deals. So now, even though some — two of the customers that we had hoped to close last quarter, which would made a very significant impact on our financials, but they didn’t happen — those deals will happen this quarter or the next quarter.

So they didn’t go away. But they basically didn’t happen last quarter when we wanted them to happen. So from that standpoint, we have a number of different customers that have $3 million proposals — $1 million proposals, a number of $500,000 proposals. And we have some additional proposals that we will be making with some of the OEM partners that will be significant.

But we fully expect that those OEM partner proposals are going to take another 3 to 6, if maybe 9 months to close. So, the mix of this business that we’re looking at — we believe gives us good visibility into the future to get us to profitability over the next year. So our ability to predict that and say it’s going to be next quarter — were not competent at that level.

Brian Swift - Security Research Association—Analyst

And one more thing. You mentioned Oracle — Could you elaborate a little bit on Oracle, both as a customer of yours as well as the ability to leverage Oracle and this — thin client applications as you mentioned, and whatever else?

John Greeley - Tarantella—CFO

Sure. First of all, Oracle is a customer. As you all know, they did a very, very large purchase last quarter, and basically now have over 10,000 programmers working on their system. And they’re working from all kinds of devices all around the world, centralized to their array in 4 areas — in 4 different geographical areas. And Oracle has done — the installation of Oracle has done very well. We’ve done provided on-site support the company. So our relationship with Oracle is an excellent relationship.

In terms of Oracle as a customer and as a facilitator, Oracle is generally installed in a majority of the customers where we are working. Now, we would like to be able to have a much tighter relationship with the way Oracle sells their products into these customers, so that they can leverage Tarantella. But to date — we are working on that. But to date, we have not been successful with being able to leverage Oracle as a selling partner. We would hope that that would be something we could do in the future.

Brian Swift - Security Research Association—Analyst

Alright. Thank you.

Operator

And, it would seem, Mr. Wilde, that we have no further questions at this time. So I would like to pass it back to you for closing comments.

Frank Wilde - Tarantella—Chief Executive Officer

Well, I want to thank everyone for joining us today. I’m excited about the progress we’ve made in such a short period of time. And I believe we are firmly on track. We spent every day talking to new customers and partners, and looking for a new ways to keep building our momentum.

And I look forward to talking with you on our next quarter to provide new details on our success during the fourth quarter. And again, I would encourage all of you to join us at Linux World next week in San Francisco. Thanks and have a good day.

Operator

Thank you ladies and gentlemen. This does conclude your call for today. You may now disconnect.